Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	847.735.4612

Contact:	Dan Kubera
Director - Media Relations and Corporate Communications
Phone:	847.735.4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS FOURTH QUARTER RESULTS
WEAK MARKET CONDITIONS RESULT IN LOWER REVENUES AND EARNINGS;
FOCUS ON CASH FLOW AND COST REDUCTIONS

LAKE FOREST, Ill., Jan. 29, 2009 -- Brunswick Corporation (NYSE: BC) reported today results for the fourth quarter of 2008, which included the following:

•
Total sales for the fourth quarter of $837.7 million were down 42 percent versus a year ago, primarily the result of marine sales that had dropped 50 percent, as weakness in the global marine marketplace accelerated during the quarter.

•
A net loss from continuing operations of $66.3 million, or $0.75 per diluted share, for the fourth quarter of 2008, which includes $0.34 per diluted share of restructuring charges, $0.59 per diluted share of non-cash tax charges and a benefit of $0.56 per diluted share from the reversal of variable compensation accruals.

•	Cash on hand at year's end was $317.5 million, down slightly from the 2007 year-end balance of $331.4 million.

     “The continued decline in global recreational marine markets experienced throughout the first nine months of the year increased during the fourth quarter of 2008, driven by the accelerating decline in global economic conditions.  We also began to see the weakening global economy affect our Fitness and Bowling & Billiards segments in the quarter,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.

“In this difficult economic climate we remain focused on three principles:

•
“Maintain strong liquidity, without increasing debt.  We ended the year with $317.5 million of cash without any borrowings under our revolving credit agreement, compared with $331.4 million of cash at year-end 2007.  We also enhanced our liquidity and financial flexibility by completing an amendment to our revolving credit facility in the fourth quarter of 2008;

•
“Take actions necessary to maintain dealer health.  During 2008 we reduced the dealer pipeline by 6,700 units, a 22 percent reduction, and ended the year with 34.5 weeks of product in the pipeline on a trailing 12 months retail basis, compared with 34 weeks at the end of 2007.  Our weeks-on-hand and the decline in the absolute number of boats in the pipeline are remarkable in the current retail environment, but burdened our earnings as we exited 2008 with the percentage decline in our fiberglass boat manufacturing volumes more than double the percentage of decline we saw in retail demand; and,

•
“Position our businesses to emerge from the global economic crisis stronger than before.  Brunswick continues to execute a comprehensive set of plans to reduce our manufacturing footprint, reduce brands and models, reduce headcount, consolidate functional activities across businesses, reduce fixed costs, improve our sourcing and logistics effectiveness, reduce layers of management, consolidate businesses, and a myriad of other actions to improve our costs, productivity and effectiveness in the future.  The results of our work to date are demonstrated by significant reductions in operating expenses and improving the operating leverage decline as our sales weaken. These actions position Brunswick to exit this global economic crisis with a significantly improved cost structure, a more agile operating model and an increased focus on the most profitable segments of our business.”

Fourth Quarter Results

For the quarter ended Dec. 31, 2008, the company reported net sales of $837.7 million, down from $1,436.0 million a year earlier.  For the quarter, the company reported an operating loss of $38.4 million, which included $48.9 million of restructuring charges and an $81.2 million benefit from the reversal of variable compensation accruals which benefited each of our operating segments.  In the fourth quarter of 2007, the company had operating earnings of $14.2 million, which included $8.8 million of restructuring charges.

For the fourth quarter of 2008, Brunswick reported a net loss from continuing operations of $66.3 million, or $0.75 per diluted share, as compared with net earnings from continuing operations of $12.1 million, or $0.14 per diluted share for the fourth quarter of 2007.  Diluted earnings per share for the fourth quarter of 2008 included restructuring charges of $0.34 per diluted share, non-cash tax charges of $0.59 per diluted share and a benefit from the reversal of variable compensation accruals of $0.56 per diluted share.  Diluted earnings per share for the fourth quarter of 2007 included $0.07 per diluted share of restructuring charges and $0.05 per diluted share of tax-related benefits.

2008 Results

For the year ended Dec. 31, 2008, the company had net sales of $4,708.7 million, compared with $5,671.2 million in 2007.  For the year, Brunswick reported an operating loss of $611.6 million, including $511.1 million of non-cash goodwill and trade name impairment charges and $177.3 million of restructuring charges.  This compares with operating earnings of $107.2 million in 2007, which included $66.4 million of trade name impairment charges and $22.2 million of restructuring charges.

For 2008, the company had a net loss from continuing operations of $788.1 million, or $8.93 per diluted share, which included $4.43 per diluted share of goodwill and trade name impairment charges, $1.25 per diluted share of restructuring charges, $0.11 per diluted share gain on investment sales and $3.90 per diluted share of non-cash tax charges, primarily related to amounts prescribed by SFAS No. 109, “Accounting for Income Taxes” and FIN 48, “Accounting for Uncertainty in Income Taxes.”  This compares with net earnings from continuing operations of $79.6 million, or $0.88 per diluted share in 2007, which included $0.46 per diluted share of trade name impairment charges, $0.17 per diluted share of restructuring charges, and $0.11 per diluted share benefit from special tax items.

Boat Segment

The Brunswick Boat Group comprises the Boat segment and includes 17 boat brands, as well as a marine parts and accessories business.  The Boat segment reported net sales for the fourth quarter of 2008 of $293.7 million, down 54 percent compared with $645.2 million in the fourth quarter of 2007.  International sales, which represented 57 percent of total segment sales in the quarter, increased by 6 percent during the period.  For the fourth quarter of 2008, the Boat segment reported an operating loss of $63.9 million, including restructuring charges of $40.6 million.  This compares with an operating loss of $29.9 million, including restructuring charges of $6.0 million in the fourth quarter of 2007.

For 2008, Boat segment sales were down approximately 25 percent to $2,011.9 million from $2,690.9 million in 2007.  International sales, which represented 38 percent of total segment sales in 2008, increased by 13 percent on a year-to-year basis.  For the year, the Boat segment reported an operating loss of $653.7 million for 2008, including goodwill and trade name impairment charges of $483.7 million and restructuring charges of $101.7 million.  This compares with an operating loss of $81.4 million for 2007, including $66.4 million of trade name impairment charges and $15.9 million in restructuring charges.

“In 2008, we continued to take a number of significant steps to both address the deepening drop in demand in global marine markets, as well as position our boat businesses to move forward aggressively when markets stabilize,” McCoy explained.  “We reduced production, brands, models, the manufacturing footprint, employees, functions, non-manufacturing facilities and other costs, while taking steps to improve productivity and effectiveness by such actions as moving multiple brands into single production facilities.”

Marine Engine Segment

The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $297.5 million in the fourth quarter of 2008, down 46 percent from $548.6 million in the year-ago fourth quarter.  International sales, which represented 55 percent of total segment sales in the quarter, declined by 42 percent on a year-to-year basis.  For the fourth quarter, the Marine Engine segment reported an operating loss of $8.4 million, which benefited from a $2.0 million gain related to restructuring activities. This compares with operating earnings of $21.2 million in the year-ago quarter.

For the full year, Marine Engine segment net sales were down 17 percent to $1,955.9 million from $2,357.5 million. International sales, which represented 53 percent of total segment sales in 2008, declined by 8 percent on a year-to-year basis.   Operating earnings for the full year in 2008 were $68.3 million versus $183.7 million in 2007.  In 2008, the segment recorded $4.5 million of trade name impairments and $29.4 million of restructuring charges, compared with $3.4 million of restructuring charges during the same period in 2007.

For the quarter, sales were off across all Marine Engine operations, including a double-digit, year-over-year drop in markets outside the United States, reflecting the breadth and rapid decline in the global marine marketplace.  In the United States, declines in outboard and sterndrive sales tracked those of boat results, reflecting the difficult market conditions in the final three months of 2008.

           Consistent with actions taken in the Boat Group, Mercury also cut production rates and instituted plant furloughs during the quarter to address pipeline levels.  Reduced fixed-cost absorption on lower sales had an adverse effect on operating earnings.

Fitness Segment

The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the fourth quarter of 2008 totaled $171.8 million, down 20 percent from $214.5 million in the year-ago quarter. International sales, which represented 49 percent of total segment sales in the quarter, declined by 18 percent on a year-to-year basis.   Operating earnings declined 21 percent to $25.6 million from $32.4 million.  The segment recorded $1.2 million in restructuring charges during the fourth quarter of 2008.

For 2008, the Fitness segment reported net sales of $639.5 million, down 2 percent from $653.7 million in 2007.  International sales, which represented 49 percent of total segment sales in 2008, increased by 3 percent on a year-to-year basis.   Operating earnings in 2008 declined 13 percent to $52.2 million from $59.7 million.  The segment recorded $3.3 million in restructuring charges for the full year during 2008.

Commercial equipment sales, which account for the largest percentage of Fitness segment sales, declined by double digits in the quarter as gym and fitness club operators were cautious about ordering equipment in the final months of the year.  Consumer sales also were down double digits year-over-year, reflecting the effects of the weakening economy. Likewise, international sales were off, particularly in Europe, due to increasing economic pressures during the quarter.  Operating earnings reflected the favorable effects of continued efforts to reduce operating costs, but were offset by reduced sales levels and higher steel and fuel costs, which did not begin to subside until late in the quarter.

Bowling & Billiards Segment

The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.   Segment sales in the fourth quarter of 2008 totaled $113.2 million, down 8 percent compared with $123.3 million in the year-ago quarter.  Operating earnings in the quarter were $16.6 million versus $11.1 million in the comparable quarter in 2007, which included $3.8 million and $2.8 million of restructuring costs in 2008 and 2007, respectively.

For 2008, the segment reported net sales of $448.3 million, slightly higher than $446.9 million recorded for 2007.  For the year, the segment had an operating loss of $12.7 million, which included $22.9 million of goodwill and trade name impairments, and $21.7 million of restructuring charges.  The segment’s 2007 operating earnings of
$16.5 million included $2.8 million in restructuring charges.

For the quarter, a mid-single digit increase in bowling product sales partially offset lower sales in billiards and retail bowling.  Although historically recession resistant, economic pressures drove revenues lower by mid-single digits at retail bowling centers.  Operating earnings benefited from cost reductions throughout the segment, partially offset by lower levels of revenue.

Company Outlook

“As we had anticipated, 2008 proved to be a very challenging year for our businesses and we expect 2009 to also be difficult.  We will continue to focus on maintaining our strong liquidity, taking actions necessary to maintain dealer health and positioning ourselves to exit this global downturn as a better business,” McCoy said.

“Although we have limited visibility to a very volatile marketplace entering the year, we expect our revenues to be lower in 2009 with higher relative percentage declines occurring in the first half of the year. Our expectation of lower revenues reflects our view that retail demand will continue to decline, at least through the first six months of the year, and we are planning for production at rates well below the retail rate of decline.

“Our overall profitability versus 2008 will be affected by the expected lower production and sales levels, restructuring charges that will decline to approximately $50 million pretax and incremental pension-related expenses of $75 million pretax.  Partially offsetting these factors will be nearly $200 million of net cost reductions resulting from the full-year effect of actions taken in 2008, as well as further cost reduction activities implemented and planned in 2009.

“Liquidity remains important, and although our earnings will be down significantly, we believe we can exit 2009 with cash at or above the amount that we reported on our balance sheet at year-end 2008, without increased borrowings. This net result will be reflective of our continued focus on managing our businesses for cash, which includes vigorous working capital management plans, primarily centered on reducing our overall inventory levels.

“We will continue to carefully and periodically evaluate our re-sizing efforts, including manufacturing footprint, production levels and work force requirements, as the market continues to evolve, while weighing capital spending needs and pursuing continued cost savings efforts.  We believe when this economic downturn subsides, we will be well positioned to compete and prosper,” McCoy said.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.

The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.

Security analysts and investors wishing to participate via telephone should call (800) 857-1754 (passcode: Brunswick Q4).  Callers outside of North America should call +1 (517) 308-9227 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CST Thursday, Feb. 5, 2009, by calling (888) 568-0334 or (402) 530-7881.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2007 and Quarterly Report on Form 10-Q/A for the quarter ended Sept. 27, 2008.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31
	2008	2007	% Change
	(unaudited)

Net sales	$837.7	$1,436.0	-42%
Cost of sales	719.8	1,174.5	-39%
Selling, general and administrative expense	82.3	204.2	-60%
Research and development expense	25.1	34.3	-27%
Goodwill impairment charges	-	-	NM
Trade name impairment charges	-	-	NM
Restructuring, exit and other impairment charges	48.9	8.8	NM
Operating earnings (loss)	(38.4)	14.2	NM
Equity earnings (loss)	(3.6)	4.9	NM
Investment sale gain	-	-	NM
Other income (expense), net	(4.2)	0.5	NM
Earnings (loss) before interest and income taxes	(46.2)	19.6	NM
Interest expense	(18.6)	(12.6)	-48%
Interest income	1.3	3.1	-58%
Earnings (loss) before income taxes	(63.5)	10.1	NM
Income tax provision (benefit)	2.8	(2.0)
Net earnings (loss) from continuing operations	(66.3)	12.1	NM

Discontinued operations:
Loss from discontinued operations, net of tax	-	(6.4)	NM
Gain on disposal of discontinued operations, net of tax	-	1.1	NM
Net loss from discontinued operations	-	(5.3)	NM

Net earnings (loss)	$(66.3)	$6.8	NM

Earnings per common share:
Basic
Net earnings (loss) from continuing operations	$(0.75)	$0.14	NM
Loss from discontinued operations, net of tax	-	(0.07)	NM
Gain on disposal of discontinued operations, net of tax	-	0.01	NM

Net earnings (loss)	$(0.75)	$0.08	NM

Diluted
Net earnings (loss) from continuing operations	$(0.75)	$0.14	NM
Loss from discontinued operations, net of tax	-	(0.07)	NM
Gain on disposal of discontinued operations, net of tax	-	0.01	NM

Net earnings (loss)	$(0.75)	$0.08	NM

Weighted average shares used for computation of:
Basic earnings per share	88.3	88.5	0%
Diluted earnings per share	88.3	88.6	0%

Effective tax rate	-4.4%	-19.8%

Supplemental Information
Diluted net earnings (loss) from continuing operations	$(0.75)	$0.14	NM
Restructuring, exit and other impairment charges, net of tax	0.34	0.07	NM
Special tax items	0.59	(0.05)	NM

Diluted net earnings from continuing operations, as adjusted	$0.18	$0.16	13%

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)

	Years Ended December 31
	2008	2007	% Change
	(unaudited)

Net sales	$4,708.7	$5,671.2	-17%
Cost of sales	3,841.3	4,513.4	-15%
Selling, general and administrative expense	668.4	827.5	-19%
Research and development expense	122.2	134.5	-9%
Goodwill impairment charges	377.2	-	NM
Trade name impairment charges	133.9	66.4	NM
Restructuring, exit and other impairment charges	177.3	22.2	NM
Operating earnings (loss)	(611.6)	107.2	NM
Equity earnings	6.5	21.3	-69%
Investment sale gains	23.0	-	NM
Other income (expense), net	(2.6)	7.8	NM
Earnings (loss) before interest and income taxes	(584.7)	136.3	NM
Interest expense	(54.2)	(52.3)	-4%
Interest income	6.7	8.7	-23%
Earnings (loss) before income taxes	(632.2)	92.7	NM
Income tax provision	155.9	13.1
Net earnings (loss) from continuing operations	(788.1)	79.6	NM

Discontinued operations:
Earnings from discontinued operations, net of tax	-	2.2	NM
Gain on disposal of discontinued operations, net of tax	-	29.8	NM
Net earnings from discontinued operations	-	32.0	NM

Net earnings (loss)	$(788.1)	$111.6	NM

Earnings per common share:
Basic
Net earnings (loss) from continuing operations	$(8.93)	$0.88	NM
Earnings from discontinued operations, net of tax	-	0.02	NM
Gain on disposal of discontinued operations, net of tax	-	0.34	NM

Net earnings (loss)	$(8.93)	$1.24	NM

Diluted
Net earnings (loss) from continuing operations	$(8.93)	$0.88	NM
Earnings from discontinued operations, net of tax	-	0.02	NM
Gain on disposal of discontinued operations, net of tax	-	0.34	NM

Net earnings (loss)	$(8.93)	$1.24	NM

Weighted average shares used for computation of:
Basic earnings per share	88.3	89.8	-2%
Diluted earnings per share	88.3	90.2	-2%

Effective tax rate	-24.7%	14.1%

Supplemental Information
Diluted net earnings (loss) from continuing operations	$(8.93)	$0.88	NM
Goodwill impairment charges, net of tax	3.40	-	NM
Trade name impairment charges, net of tax	1.03	0.46	NM
Restructuring, exit and other impairment charges, net of tax	1.25	0.17	NM
NBK investment sale gain, net of tax	(0.11)	-	NM
Special tax items	3.90	(0.11)	NM

Diluted net earnings from continuing operations, as adjusted	$0.54	$1.40	-61%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended December 31
	Net Sales			Operating Earnings (1)			Operating Margin
	2008	2007	% Change	2008	2007	% Change	2008	2007

Boat	$293.7	$645.2	-54%	$(63.9)	$(29.9)	NM	-21.8%	-4.6%
Marine Engine	297.5	548.6	-46%	(8.4)	21.2	NM	-2.8%	3.9%
Marine eliminations	(38.4)	(95.6)		-	-
Total Marine	552.8	1,098.2	-50%	(72.3)	(8.7)	NM	-13.1%	-0.8%

Fitness	171.8	214.5	-20%	25.6	32.4	-21%	14.9%	15.1%
Bowling & Billiards	113.2	123.3	-8%	16.6	11.1	50%	14.7%	9.0%
Eliminations	(0.1)	-		-	-
Corp/Other	-	-		(8.3)	(20.6)	60%

Total	$837.7	$1,436.0	-42%	$(38.4)	$14.2	NM	-4.6%	1.0%

	Years Ended December 31
	Net Sales			Operating Earnings (2)			Operating Margin
	2008	2007	% Change	2008	2007	% Change	2008	2007

Boat	$2,011.9	$2,690.9	-25%	$(653.7)	$(81.4)	NM	-32.5%	-3.0%
Marine Engine	1,955.9	2,357.5	-17%	68.3	183.7	-63%	3.5%	7.8%
Marine eliminations	(346.7)	(477.6)		-	-
Total Marine	3,621.1	4,570.8	-21%	(585.4)	102.3	NM	-16.2%	2.2%

Fitness	639.5	653.7	-2%	52.2	59.7	-13%	8.2%	9.1%
Bowling & Billiards	448.3	446.9	0%	(12.7)	16.5	NM	-2.8%	3.7%
Eliminations	(0.2)	(0.2)		-	-
Corp/Other	-	-		(65.7)	(71.3)	8%

Total	$4,708.7	$5,671.2	-17%	$(611.6)	$107.2	NM	-13.0%	1.9%

(1)
Operating earnings in the fourth quarter of 2008 include $48.9 million of pretax restructuring, exit and other impairment charges. The $48.9 million charge consists of $40.6 million in the Boat segment, ($2.0) million in the Marine Engine segment, $3.8 million in the Bowling & Billiards segment, $1.2 million in the Fitness segment and $5.3 million in Corp/Other. Operating earnings in the fourth quarter of 2007 include $8.8 million of pretax restructuring, exit and other impairment charges. The $8.8 million consists of $6.0 million in the Boat segment and $2.8 million in the Bowling & Billiards segment.

(2)
Operating earnings in 2008 include $688.4 million of pretax goodwill impairment charges, trade name impairment charges and restructuring, exit and other impairment charges. The $688.4 million consists of $585.4 million in the Boat segment, $33.9 million in the Marine Engine segment, $44.6 million in the Bowling & Billiards segment, $3.3 million in the Fitness segment and $21.2 million in Corp/Other. Operating earnings in 2007 include $88.6 million of pretax trade name impairment charges and restructuring, exit and other impairment charges. The $88.6 million consists of $82.3 million in the Boat segment, $3.4 million in the Marine Engine segment, $2.8 million in the Bowling & Billiards segment and $0.1 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	December 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$317.5	$331.4
Accounts and notes receivables, net	444.8	572.4
Inventories
Finished goods	457.7	446.7
Work-in-process	248.2	323.4
Raw materials	105.8	136.6
Net inventories	811.7	906.7
Deferred income taxes	103.2	249.9
Prepaid expenses and other	59.7	53.9
Current assets	1,736.9	2,114.3

Net property	917.6	1,052.8

Other assets
Goodwill, net	290.9	678.9
Other intangibles, net	86.6	245.6
Investments	75.4	132.1
Other long-term assets	116.5	141.9
Other assets	569.4	1,198.5

Total assets	$3,223.9	$4,365.6

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$3.2	$0.8
Accounts payable	301.3	437.3
Accrued expenses	696.7	858.1
Current liabilities	1,001.2	1,296.2

Long-term debt	728.5	727.4
Other long-term liabilities	764.3	449.1
Common shareholders' equity	729.9	1,892.9

Total liabilities and shareholders' equity	$3,223.9	$4,365.6

Supplemental Information
Debt-to-capitalization rate	50.1%	27.8%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31
	2008	2007
	(unaudited)
Cash flows from operating activities
Net earnings (loss)	$(788.1)	$111.6
Less: net earnings from discontinued operations	-	32.0
Net earnings (loss) from continuing operations	(788.1)	79.6
Depreciation and amortization	177.2	180.1
Changes in non-cash current assets and current liabilities	(100.0)	3.5
Goodwill impairment charges	377.2	-
Trade name impairment charges	133.9	66.4
Other impairment charges	53.2	0.4
Income taxes and other, net	134.5	14.1
Net cash provided by (used for) operating activities of continuing operations	(12.1)	344.1
Net cash used for operating activities of discontinued operations	-	(29.8)
Net cash provided by (used for) operating activities	(12.1)	314.3

Cash flows from investing activities
Capital expenditures	(102.0)	(207.7)
Acquisitions of businesses, net of cash acquired	-	(6.2)
Investments	20.0	4.1
Proceeds from investment sales	45.5	-
Proceeds from sale of property, plant and equipment	28.3	10.1
Other, net	17.2	25.6
Net cash provided by (used for) investing activities of continuing operations	9.0	(174.1)
Net cash provided by investing activities of discontinued operations	-	75.6
Net cash provided by (used for) investing activities	9.0	(98.5)

Cash flows from financing activities
Net issuances of short-term debt	(7.4)	-
Net proceeds from issuance of long-term debt	252.0	0.7
Payments of long-term debt including current maturities	(251.0)	(0.9)
Cash dividends paid	(4.4)	(52.6)
Stock repurchases	-	(125.8)
Stock options exercised	-	10.8
Net cash used for financing activities of continuing operations	(10.8)	(167.8)
Net cash used for financing activities of discontinued operations	-	-
Net cash used for financing activities	(10.8)	(167.8)

Net increase (decrease) in cash and cash equivalents	(13.9)	48.0
Cash and cash equivalents at beginning of period	331.4	283.4
Cash and cash equivalents at end of period	$317.5	$331.4

Free Cash Flow from Continuing Operations
Net cash provided by (used for) operating activities of continuing operations	$(12.1)	$344.1

Net cash provided by (used for):
Capital expenditures	(102.0)	(207.7)
Proceeds from investment sales	45.5	-
Proceeds from sale of property, plant and equipment	28.3	10.1
Other, net	17.2	25.6

Total free cash flow from continuing operations	$(23.1)	$172.1